Exhibit 99.1

LOS ANGELES  •  MONTREAL  •  LONDON  •  TOKYO

INVESTOR RELATIONS CONTACT:

Andrew Greenebaum/Wade Huckabee
Integrated Corporate Relations
 Phone:  310.395.2215

JAMDAT MOBILE ANNOUNCES EARNINGS FOR THE THIRD QUARTER 2004

•        Revenues of $9.5 million, up 133% from $4.1 million in the third quarter of 2003

•        Earnings of $0.00 per diluted share compared to prior year loss of ($0.35) per diluted share

•        Adjusted net income of $1.1 million or $0.21 per diluted share compared to prior year adjusted net loss of $252,000 or ($0.09) per diluted share

LOS ANGELES, CA – November 8, 2004 – Global wireless entertainment publisher JAMDAT Mobile Inc. (NASDAQ: JMDT) today reported financial results for the third quarter and nine months ended September 30, 2004.

Revenues for the third quarter of 2004 totaled $9.5 million, an increase of 133% over the $4.1 million recorded in the same period last year.  Net income for the third quarter of 2004 was $8,000 or $0.00 per diluted share, compared to a net loss of $949,000 or ($0.35) per diluted share in the prior year period. Included in the third quarter 2004 results was a pre-tax, non-cash, stock-based compensation charge of $985,000, compared to a charge of $532,000 in the prior year period.  Adjusted net income, which excludes amortization of stock compensation and other intangibles, was $1.1 million or $0.21 per diluted share in the third quarter 2004, compared to an adjusted net loss of $252,000 or ($0.09) per diluted share in the prior year period.

For the nine months ended September 30, 2004, revenues increased 203% to $25.0 million from $8.2 million for the same period in 2003.  For the nine months ended September 30, 2004, net income was $1.2 million or $0.24 per diluted share, compared to a net loss of $5.2 million or ($2.05) per diluted share for the same period in 2003.  These results include a non-cash, stock-based compensation charge of $2.5 million in the current period compared to a charge of $3.4 million in the prior year period. Adjusted net income for the period was $3.9 million or $0.79 per diluted share, compared to an adjusted net loss of $1.6 million or ($0.65) per diluted share in the prior year period.

The actual 2004 and 2003 earnings per diluted share figures do not reflect the sale of 4,390,781 shares by JAMDAT or the automatic conversion of the outstanding preferred stock which occurred in October 2004 upon the closing of JAMDAT’s initial public offering.

On October 4, 2004, JAMDAT completed its initial public offering, including the over-allotment option, of 6,382,500 shares of common stock at a price of $16.00 per share.  Of the shares sold, 4,390,781 shares were sold by JAMDAT and 1,991,719 shares were sold by stockholders of JAMDAT. Total net proceeds to the company, less offering costs and underwriting discounts, were $63.3 million.

Fourth Quarter 2004 Outlook

JAMDAT today also provided guidance for the fourth quarter ending December 31, 2004. For the fourth quarter, JAMDAT expects revenues of approximately $10.6 million, compared to $5.2 million in the prior year period; earnings of approximately $0.01 per diluted share, compared to a loss of ($0.63) per diluted share in the prior year period; and adjusted earnings of approximately $0.04 per diluted share, compared to an adjusted loss of ($0.39) per diluted share in the prior year period. Earnings per share calculations for the fourth quarter of 2004 are based on an estimated 20.9 million diluted shares outstanding.

Investor Conference Call

JAMDAT’s quarterly earnings conference call is scheduled to begin at 1:45 p.m., Pacific Standard Time (USA), on Monday, November 8, 2004. The conference call will be broadcast live over the Internet. Investors may listen to the live webcast at www.jamdat.com. For those who are not available for the live broadcast, the call will be archived on JAMDAT’s investor website for one year.

Non-GAAP Measures

To supplement JAMDAT’s consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, JAMDAT uses non-GAAP measures of certain components of financial performance, including net income, gross profit and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses. These non-GAAP results provide useful information to both management and investors by excluding certain expenses that may not be indicative of core operating results. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

About JAMDAT Mobile Inc.

JAMDAT is a global publisher of wireless entertainment applications, including games, ring tones, images and other content. JAMDAT’s application portfolio is based on original and licensed intellectual properties and includes JAMDAT Bowling, Lemonade Tycoon™, Bejeweled, The Lord of the Rings®, Tony Hawk’s® Underground and Scrabble®. JAMDAT distributes its applications through wireless carriers, including AT&T Wireless, China Mobile, Cingular, mm02, Nextel, NTT DoCoMo, Orange, Sprint PCS, Telefónica Móviles, T-Mobile, Verizon Wireless, Vivo and Vodafone.

Safe Harbor Statement

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for JAMDAT’s markets and the demand for its products. Factors that could cause JAMDAT’s actual results to differ materially from these forward-looking statements include anticipated growth in the handset market, JAMDAT's ability to effectively market and sell products in diverse market segments, its reliance on a limited number of products and third-party vendors and distributors, its ability to expand studio operations, increases in fulfillment costs, disruptions to information technology systems, unpredictable events and circumstances relating to international suppliers, increased competition, government regulatory action and general economic conditions. Please refer to our reports and filings with the Securities and Exchange Commission, including our Registration Statement of Form S-1 related to our initial public offering, for a further discussion of these risks and uncertainties. We also caution you not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

JAMDAT Mobile Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of December 31, 2003	As of September30, 2004
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,133	$5,870
Restricted cash	830	11
Accounts receivable, net of allowance for doubtful accounts of $72 and $20 (unaudited), respectively	4,726	10,115
Prepaid expenses and other current assets	608	1,157
Prepaid royalties	555	1,128
Total current assets	17,852	18,281
Property and equipment, net	834	1,983
Goodwill	3,789	3,887
Intangible assets, net	450	298
Other non-current assets	154	2,204
Total assets	$23,079	$26,653

Liabilities, Convertible Redeemable Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$544	$2,107
Accrued expenses and other liabilities	2,399	2,704
Deferred revenue	819	48
Current portion of notes payable	2,327	81
Total current liabilities	6,089	4,940
Notes payable, net of current portion	61	5
Total liabilities	6,150	4,945
Commitments and contingencies
Convertible redeemable preferred stock	32,608	32,608
Total stockholders’ deficit	(15,679)	(10,900)
Total liabilities, convertible redeemable preferred stock and stockholders’ deficit	$23,079	$26,653

JAMDAT Mobile Inc.
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30
	2003	2004	2003	2004

Revenues	$4,074	$9,503	$8,248	$24,982

Cost of Revenues	542	1,918	1,195	4,278
Gross profit	3,532	7,585	7,053	20,704
Operating Expenses:
Research and development	2,056	3,480	4,725	8,534
Selling and marketing	761	1,293	1,800	3,605
General and administrative	1,018	1,904	2,314	4,958
Acquired in-process research and development	103	—	103	—
Stock-based compensation	532	985	3,406	2,483
Total operating expenses	4,470	7,662	12,348	19,580
Income (loss) from operations	(938)	(77)	(5,295)	1,124
Interest and other income (expense), net	(11)	85	84	45
Net income (loss)	$(949)	$8	$(5,211)	$1,169
Net income (loss) per common share:
Basic	$(0.35)	$0.00	$(2.05)	$0.34
Diluted	$(0.35)	$0.00	$(2.05)	$0.24

Weighted average shares used in computing net income (loss) per common share: (1)
Basic	2,734,755	3,695,112	2,536,047	3,450,322
Diluted	2,734,755	5,133,059	2,536,047	4,893,277

Non-GAAP Results (in thousands, except per share data)

The following table shows JAMDAT’s non-GAAP results reconciled to the Generally Accepted Accounting Principles (“GAAP”) Condensed Consolidated Statements of Operations.  JAMDAT’s non-GAAP results do not include amortization of intangibles and employee stock-based compensation and charges for acquired in-process research and development.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2004	2003	2004

Net income (loss)	$(949)	$8	$(5,211)	$1,169
Amortization of intangibles	62	69	62	204
Acquired in-process research and development	103	—	103	—
Stock based compensation	532	985	3,406	2,483
Adjusted net income (loss)	$(252)	$1,062	$(1,640)	$3,856

Adjusted net income (loss) per diluted share	$(0.09)	$0.21	$(0.65)	$0.79
Weighted average shares used in computing adjusted net income (loss) per common share:	2,734,755	5,133,059	2,536,047	4,893,277

Gross profit	$3,532	$7,585	$7,053	$20,704
Amortization of intangibles	62	69	62	204
Adjusted gross profit	$3,594	$7,654	$7,115	$20,908

(1)          Historic weighted average shares used in computing basic and diluted earnings per share exclude the conversion of 33,941,655 shares of convertible redeemable preferred stock into 11,915,451 shares of common stock and 4,390,781 shares sold upon the closing of our initial public offering on October 4, 2004.